Exhibit 99.2

Trading Data

The following table sets forth all transactions in the Common Stock effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the shares of Common Stock. Except as otherwise indicated, all such transactions were purchases of Common Stock or call options effected in the open market.

STARTEEPO Invest, investicni fond s promennym zakladnim kapitalem, a.s.

Trade Date	Shares	Purchase Price ($)
03.17.2026	216,000	1.5991
03.18.2026	160,000	1.3768
03.18.2026	20,000	1.3913
03.23.2026	190,000	1.3374
04.14.2026	50,000	1.4050
05.12.2026	60,000	2.604

František Bostl

Trade Date	Shares	Purchase Price ($)
03.23.2026	30,000	1.3284
03.30.2026	8,000	1.3299
03.31.2026	101,000	1.3023
04.09.2026	36,000	1.2569
04.28.2026	160,000	1.6193
04.29.2026	328,000	1.5766
05.04.2026	168,827	2.9683
05.05.2026	199,343	2.4705
05.06.2026	143,830	2.5574
05.08.2026	13,000	2.6500
05.12.2026	13,000	2.59

František Bostl Call Options1

Trade Date	Contract Quantity[2]	Contract Price ($)	Strike Price ($)	Expiration
05.12.2026	400	1.30	3.00	9.15.28
05.12.2026	1,000	1.40	3.00	9.15.28

1 All transactions listed are purchases.

2 Each contract is worth 100 shares (i.e., call right for 350 equals a call right to buy 35,000 shares of Common Stock).